EXHIBIT 23.1

CONSENT OF ATTORNEYS

Reference is made to the Registration Statement of AmeriCann, Inc. on Form S-1 whereby selling shareholders propose to sell up to 3,833,333 shares of the Company’s common stock. Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be issued and sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be sold.

Very truly yours, HART & HART, LLC /s/ William T. Hart William T. Hart

Denver, Colorado

April 12, 2017